Exhibit 99.1

Contact Information:

Company Contact	Investor Relations
Brian McGee	Jennifer Jarman
Chief Financial Officer	The Blueshirt Group
510-413-1201	415-217-7722
bmcgee@lexarmedia.com	jennifer@blueshirtgroup.com

Lexar Media Reports Second Quarter Results

Revenues of $163.2 Million Grow 100% Year Over Year

FREMONT, Calif., July 15, 2004 – Lexar Media, Inc. (Nasdaq: LEXR), a leading manufacturer and marketer of high-performance digital media and accessories, today reported financial results for the second quarter ended June 30, 2004.

Total second quarter revenues of $163.2 million increased 100% from $81.5 million in the same period last year and decreased 1% sequentially from $164.7 million in the preceding quarter. Product revenues of $162.1 million increased 110% from $77.2 million in the same period last year and increased 1% from $161.1 million in the preceding quarter. The Company reported a net loss of $18.1 million, or $(0.23) per diluted share, as compared to net income of $7.0 million, or $0.09 per diluted share, in the same period last year and net income of $9.4 million, or $0.11 per diluted share, in the first quarter of 2004.

“Our second quarter results reflect greater than anticipated price reductions and price protection obligations that negatively impacted product revenues and gross margins, coupled with the inability to fully recognize the benefits of lower costs achieved during the quarter due to the timing of cost reductions, component purchases and product shipments,” said Eric Stang, Lexar Media’s chairman, CEO and president. “We continue to believe that market dynamics will become increasingly favorable for our business model over the second half of the year as new flash suppliers stimulate further cost reductions. In addition, we are excited about the potential created by our recently announced agreement with Kodak, and expect to begin introducing products under the KODAK brand in July.”

Corporate Highlights

Lexar Media recently:

•	Announced an exclusive multi-year agreement with Eastman Kodak whereby Lexar will manufacture and distribute a full range of KODAK branded memory cards and will work with Kodak to provide consumers with a wide variety of reliable, high quality, mass-market memory cards worldwide.

•	Grew its total number of storefronts during the quarter to over 55,000 from approximately 48,000 in the preceding quarter.

•	Increased its presence in Australia and New Zealand with the opening of a regional sales and marketing office in Sydney, Australia. The Company also expanded its Australian distribution channel by naming Tech Pacific PTY and WestGroup International as distributors of Lexar Media’s complete line of products and accessories.

•	Received recognition for its JumpDrive® family of USB flash drives as the “Best Digital Accessory” introduced in Europe in the past 12 months by the Technical Image Press Associate (TIPA).

•	Served as a sponsor of the 13th annual Microsoft Windows Hardware Engineering Conference (WinHEC) conference, at which Lexar demonstrated several uses of its JumpDrive products beyond simple storage. The Company also provided JumpDrive USB flash drives to all attendees, allowing them to configure their computers to access the Internet through the wireless LAN at the event.

•	Appointed Charles Levine to its Board of Directors. Mr. Levine has held a variety of senior leadership positions in telecommunications companies over the past 10 years including Sprint PCS, Octel Communications and AT&T.

Financial Outlook

Mr. Stang continued, “Factoring in additional flash cost reductions in the second half and expectations for continued price declines in the third quarter and a moderate price declines in the fourth quarter, our current business outlook calls for third quarter revenues of $175 million or more, with net loss in the range of ($0.01) to ($0.05) per share. We expect to return to profitability in the fourth quarter.”

Conference Call

The Company will host a conference call to discuss its financial results and outlook today at 2:00 p.m. PST (5:00 p.m. EST). To participate on the live call, analysts and investors should dial 800-219-6110 at least ten minutes prior to the call. The call will also be webcast and can be accessed from Lexar Media’s investor relations web site at http://www.lexarmedia.com/ir/ where an archive of the conference call will be available for one year.

About Lexar Media, Inc.

Lexar Media is a leading marketer and manufacturer of flash memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The company holds over 70 issued and allowed controller and system patents, and licenses its technology to companies including Olympus, Samsung Electronics and Sony. For more information, please call 1-800-789-9418 or visit www.lexarmedia.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include statements related to projections about our business and financial outlook, including the statements in the section entitled “Financial Outlook,” anticipated favorable market dynamics in the second half of 2004, expected cost reductions in flash memory pricing, and the expected benefits and product introductions related to our agreement with Kodak. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: our operating results and gross margins are difficult to predict and may fluctuate significantly; the cost of flash memory is a significant part of our products’ cost structure, and if we are unable to obtain sufficient quantities of flash memory in a timely manner and at competitive prices, we may not be able to manufacture and deliver products to satisfy our customers’ requirements, compete effectively in the market or maintain our targeted gross margins; our licensing revenues have declined significantly because our fixed license payments have transitioned to variable-based royalties and we may be unable to secure new license or royalty revenue; if we are unable to manage our inventory levels, our operating results will be negatively impacted; future average selling prices may continue to erode due to excess industry capacity and extreme price competition; many of our retail customers and distributors have price protection which could require us to make large payments if we reduce prices; if we are unable to anticipate demand and pricing of our products or effectively manage distributor channels and relationships and changes in market conditions, our operating results will be harmed; the solid-state storage market has evolved and is evolving and we may have to pay a royalty to sell certain flash card formats or may not be able to obtain rights to manufacture them at all; increased competition in the digital media market may lead to a decrease in our revenues and market share; we must be able to develop and introduce new products and services on a timely basis that are accepted by our customers and consumers in order to compete effectively; if we are unable to achieve or maintain our technology leadership position or to obtain rights to develop and manufacture new form factors on acceptable terms, our gross margins and revenues would likely decline significantly; and we are involved in intellectual property, securities and products class action litigation, and may become involved in additional litigation, that could divert management’s time and attention, be time-consuming and expensive to defend and limit our access to important technology. Readers should also refer to the risk factors described in Lexar Media’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2004, filed with the Securities and Exchange Commission on May 7, 2004. Lexar Media assumes no obligation to update the forward-looking information contained in this news release. Lexar Media, JumpDrive and the Lexar Media logo are trademarks of Lexar Media, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net revenues:
Product revenues	$162,107	$77,164	$323,186	$127,431
License and royalty revenues	1,084	4,327	4,739	8,696

Total net revenues	163,191	81,491	327,925	136,127
Cost of product revenues	157,186	59,527	292,991	99,493

Gross margin	6,005	21,964	34,934	36,634

Operating expenses:
Research and development	2,625	1,770	4,686	3,693
Sales and marketing	14,416	7,829	25,168	13,202
General and administrative	6,347	4,834	11,953	7,925

Total operating expenses	23,388	14,433	41,807	24,820

(Loss) income from operations	(17,383)	7,531	(6,873)	11,814
Other income and (expense), net	(316)	(73)	(781)	(9)

(Loss) income before income taxes	(17,699)	7,458	(7,654)	11,805
Income taxes	395	410	1,014	484

Net (loss) income	$(18,094)	$7,048	$(8,668)	$11,321

Net (loss) income per common share:
Basic	$(0.23)	$0.10	$(0.11)	$0.17
Diluted	$(0.23)	$0.09	$(0.11)	$0.15
Shares used in computing net (loss) income per common share calculation:
Basic	78,836	67,190	78,576	66,797
Diluted	78,836	77,519	78,576	76,546

LEXAR MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash, cash equivalents and short term investments	$109,372	$115,698
Restricted cash	5,000	5,000
Accounts receivable, net	107,867	89,579
Inventories	93,539	99,620
Prepaid expenses and other current assets	7,014	5,778

	322,792	315,675
Property and equipment, net	5,282	3,579
Intangibles and other assets	1,177	1,101

Total assets	$329,251	$320,355

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$146,806	$122,319
Deferred license revenue and product margin	1,705	11,066
Notes payable		—

	148,511	133,385
Deferred license revenue, net of current portion	432	691

	148,943	134,076
Total stockholders’ equity	180,308	186,279

Total liabilities and stockholders’ equity	$329,251	$320,355